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Filed with the Securities and Exchange Commission on November     , 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STEEL DYNAMICS, INC.
(Exact name of Registrant as specified in its Articles of Incorporation)

Indiana	3312	35-1929476
(State or other jurisdiction of incorporation)	(Primary standard industrial classification code number)	(IRS Employer Identification No.)

6714 Pointe Inverness Way, Suite 200
Fort Wayne, Indiana 46804
(260) 459-3553
(Address, including zip code and telephone number, including area code of Registrant's principal executive offices)

2006 Equity Incentive Plan
Steel Dynamics, Inc. Amended and Restated
1996 Incentive Stock Option Plan
Steel Dynamics, Inc. Non-Employee Directors Stock Option Plan
(Full titles of the plans)

Keith E. Busse
President and Chief Executive Officer
Steel Dynamics, Inc.
6714 Pointe Inverness Way, Suite 200
Fort Wayne, Indiana 46804
(260) 459-3553
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copy to:
Robert S. Walters, Esq.
Barrett & McNagny LLP
215 East Berry Street
Fort Wayne, Indiana 46802
(260) 423-9551

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Shares to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

2006 Equity Incentive Plan Common Stock, $.001 par value	6,720,971(2)	$51.90(3)	$348,818,395(3)	$10,709

2006 Equity Incentive Plan Common Stock, $.001 par value	730,353(4)	$36.84(5)	$26,906,205(5)	$826

2006 Equity Incentive Plan Common Stock, $.001 par value	24,829(6)	$51.90(7)	$1,288,652(7)	$40

Steel Dynamics, Inc. Amended and Restated 1996 Incentive Stock Option Plan Common Stock, $.001 par value	751,817(8)	$13.77(9)	$10,352,520(9)	$318

Steel Dynamics, Inc. Non-Employee Directors Stock Option Plan Common Stock, $.001 par value	36,582(10)	$11.08(11)	$405,329(11)	$12

2006 Equity Incentive Plan Common Stock, $.001 par value	56,330(12)	$51.90(13)	$2,923,527(13)	$90

(Footnotes on next page)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of Registrant's Common Stock (the "Common Stock") that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Registrant's Common Stock.

(2)
Represents 6,777,301 shares of Common Stock reserved for future grant under the 2006 Equity Incentive Plan (the "2006 Plan").

(3)
Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(h)(1) under the Securities Act of 1933. The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been computed on the basis of the average of the high and low prices of Registrant's Common Stock reported on the Nasdaq Global Select Market on November 1, 2007.

(4)
Represents 730,353 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the 2006 Plan.

(5)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act of 1933. The proposed maximum offering price per share, the proposed maximum aggregate offering price for the 730,353 shares of Common Stock reserved for future issuance upon the exercise of options outstanding under the 2006 Plan and the amount of the registration fee have been calculated using a weighted average exercise price for such shares of $36.84 per share based on exercise prices for such shares ranging from $28.32 to $48.36 per share.

(6)
Represents 24,829 shares of Common Stock issued as restricted stock to non-employee directors pursuant to the 2006 Plan.

(7)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933. The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been computed on the basis of the average of the high and low prices of Registrant's Common Stock reported on the Nasdaq Global Select Market on November 1, 2007.

(8)
Represents 751,817 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the Steel Dynamics, Inc. Amended and Restated 1996 Incentive Stock Option Plan (the "1996 Plan"). The 1996 Plan was terminated in 2006 and no further option grants will be made under the 1996 Plan.

(9)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act of 1933. The proposed maximum offering price per share, the proposed maximum aggregate offering price for the 751,817 shares of Common Stock reserved for future issuance upon the exercise of options outstanding under the 1996 Plan and the amount of the registration fee have been calculated using a weighted average exercise price for such shares of $13.77 per share based on exercise prices for such shares ranging from $6.38 to $18.86 per share.

(10)
Represents 36,582 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the Steel Dynamics, Inc. Non-Employee Director Stock Option Plan (the "Director Plan"). The Director Plan was terminated in 2006 and no further option grants will be made under the Director Plan.

(11)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act of 1933. The proposed maximum offering price per share, the proposed maximum aggregate offering price for the 36,582 shares of Common Stock reserved for future issuance upon the exercise of options outstanding under the Director Plan and the amount of the registration fee have been calculated using a weighted average exercise price for such shares of $11.08 per share based on exercise prices for such shares ranging from $6.38 to $18.86 per share.

(12)
Represents 56,330 shares of Common Stock issued as unrestricted stock awards under the 2006 Plan to certain employees of an acquired subsidiary.

(13)
Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(h)(1) under the Securities Act of 1933. The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been computed on the basis of the average of the high and low prices of Registrant's Common Stock reported on the Nasdaq Global Select Market on November 1, 2007.

PART I
Information Required in the Section 10(a) Prospectus

Item 1.    Plan Information.

        The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.    Registrant Information and Employee Plan Annual Information.

        The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II
Information Required in the Registration Statement

ITEM 3.    Incorporation of Documents by Reference.

        This registration statement incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission:

  •
  Annual Report on Form 10-K for the year ended December 31, 2006, including information specifically incorporated by reference into the Form 10-K from our definitive proxy statement for our 2007 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 3, 2007;

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007;

  •
  Current Reports on Form 8-K filed March 2, 2007 (with respect to Item 7.01); March 15, 2007 and April 3, 2007 (with respect to Item 8.01); April 3, 2007 (with respect to Items 1.01, 2.03 and 8.01); April 23, 2007 (with respect to Items 5.02(b) and 5.02(c), as well as Item 8.01; April 27, 2007 and June 1, 2007 (with respect to Item 8.01); June 18, 2007 (with respect to Items 1.01 and 8.01); June 21, 2007 (with respect to Items 2.03 and 8.01); June 29, 2007 (with respect to Item 7.01); July 6, 2007 (with respect to Items 2.01 and 8.01); July 16, 2007 (with respect to Item 8.01); July 24, 2007 (with respect to Item 2.02); August 1, 2007 and September 4, 2007 (with respect to Item 8.01); September 14, 2007 (with respect to Items 2.03 and 8.01); September 21, 2007 (with respect to Item 8.01); October 3, 2007 (with respect to Items 1.01 and 8.01); October 4, 2007 (with respect to Item 7.01); October 4, 2007 (with respect to Item 8.01); October 18, 2007 (with respect to Item 2.02) and a current report on Form 8-K/A filed November 6, 2007 (with respect to Items 2.01, 3.02, 5.01 and 8.01).

  •
  The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on November 13, 1996.

        We also incorporate by reference all other reports that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and until we file a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

ITEM 4.    Description of Securities.

        Not Applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not Applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Company's Amended and Restated Articles of Incorporation (the "Articles") limit the liability of directors and officers providing that the Company shall indemnify a person made a party to a proceeding, because that person is or was a director or officer, against liability incurred in the proceeding, as well as expenses (including counsel fees), if the person's conduct was in good faith, and if he or she reasonably believed, in the case of "official conduct" with the Company, that his or her conduct was in the Company's best interests (or at least that the conduct was not opposed to the Company's best interests), and, in the case of any criminal proceeding, that the individual either had reasonable cause to believe that the conduct was lawful, or had no reasonable cause to believe that the conduct was unlawful. Indemnification against reasonable expenses incurred by a director or officer is also required in any case in which that person, having been made a party to a proceeding because he or she was a director or officer, has been wholly successful, on the merits or otherwise, in the defense of such action. These provisions prohibit indemnity if a director or officer is found liable in a proceeding by the Company (or in a stockholder derivative action on behalf of the Company) against the director or officer, or in connection with a proceeding in which the director or officer has been adjudged liable for having improperly received a personal benefit in his or her capacity as a director.

        A director's conduct with respect to an employee benefit plan, for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan, is conduct which complies with the indemnification standard set forth in the Articles.

        An indemnification determination may be made by the Company's Board of Directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding, or, if such a quorum cannot be obtained, by majority vote of a committee duly designated by the Board of Directors (in which deliberations the interested directors may participate) consisting solely of two or more directors not at the time parties to the proceeding, or by a determination by special legal counsel engaged by the Board of Directors. Shareholders, by majority vote (excluding shares owned by or voted under the control of directors who are at the time parties to the proceeding) may also order indemnification, as well as a court, upon application by the director or officer seeking indemnification, if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances (whether or not that person met the other standards set forth in the Articles). The Articles state that it is intended that indemnification be granted to the full extent permissible under the law, except for matters as to which indemnification would be in contravention of the laws of the State of Indiana or the United States of America, whether as a matter of public policy or pursuant to any statutory provision. The underlying statutory standard for director liability in Indiana is broad, providing that a director is not liable for any action taken as a director, or any failure to take any action, unless the director has breached or failed to perform the duties of the director's office, and the breach or failure to perform constitutes willful misconduct or recklessness.

        The Company maintains officers' and directors' liability insurance which insures, subject to policy limits and retention amounts, against liabilities that officers and directors of the Company may incur in their respective capacities.

        We refer you to Item 9(c) regarding our undertakings with respect to indemnification for liabilities arising under the Securities Act.

ITEM 7.    Exemption from Registration Claimed.

        Not Applicable.

ITEM 8.    Exhibits.

        See Index to Exhibits on page 7 of this Registration Statement.

ITEM 9.    Undertakings.

(a)
The undersigned Registrant hereby undertakes:

(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,

      individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however,

    (A)
    that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

    (B)
    that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (C)
    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (D)
    that for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liabilities under the Securities Act, each filing of any of Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Registrant pursuant to the provisions described in Item 6 herein, or otherwise, Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Wayne, Indiana, on November 6, 2007.

STEEL DYNAMICS, INC.
By:	/s/ Theresa E. Wagler Theresa E. Wagler Vice President and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Theresa E. Wagler, Mark D. Millett or Richard P. Teets, Jr., or any of them, as his true and lawful attorney-in-fact with full power of substitution and resubstitution, in any and all capacities, to sign this Registration Statement or any amendments thereto (including post-effective amendments) and to file the same with all exhibits thereto, as well as other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the matters set forth herein, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on November 6, 2007, by the following persons in the capacities indicated:

/s/ Keith E. Busse Keith E. Busse	Chairman, Chief Executive Officer and Director (principal executive officer)
/s/ Mark D. Millett Mark D. Millett	Executive Vice President and Director
/s/ Richard P. Teets, Jr. Richard P. Teets, Jr.	Executive Vice President and Director
/s/ Daniel M. Rifkin Daniel M. Rifkin	Executive Vice President and Director

/s/ Theresa E. Wagler Theresa E. Wagler	Vice President and Chief Financial Officer
/s/ John C. Bates John C. Bates	Director
/s/ Frank D. Byrne, M.D. Frank D. Byrne, M.D.	Director
Paul B. Edgerley	Director
/s/ Richard J. Freeland Richard J. Freeland	Director
Dr. Jürgen Kolb	Director
James C. Marcuccilli	Director
/s/ Joseph D. Ruffolo Joseph D. Ruffolo	Director

INDEX TO EXHIBITS

Exhibit Number	Description of Document

3.1	Amended Articles of Incorporation of Steel Dynamics, Inc., incorporated by reference from Item 5.01 and the exhibit thereto, to our Form 8-K, filed March 18, 2005
3.2	Amended Bylaws of Steel Dynamics, Inc., incorporated herein by reference from Exhibit 3.1 to our Report on Form 8-K, Item 5.03, filed July 6, 2006
4.0	Specimen stock certificate (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form 8-A, SEC File No. 96661016, filed November 13, 1996)
5.1	Opinion of Barrett & McNagny LLP as to the legality of the shares of Common Stock
10.19	Amended and Restated 1996 Incentive Stock Option Plan, incorporated by reference from Exhibit 10.19 to our 2001 Annual Report on Form 10-K, filed March 28, 2002.
10.40	Non-Employee Director Stock Option Plan, incorporated by reference from Exhibit 10.40 to our June 30, 2000 Form 10-Q, filed August 11, 2000.
10.41	2006 Equity Incentive Plan, incorporated by reference from Exhibit 10.41 to our Annual Report on Form 10-K, filed February 26, 2007.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Barrett & McNagny LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on page 6)

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PART I Information Required in the Section 10(a) Prospectus
PART II Information Required in the Registration Statement
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS